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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.  6  )*
                                             -----

                              Airnet Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    009417106
                            -------------------------
                                 (CUSIP Number)

                                December 31, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [X] Rule 13d-1(b)
                              [_] Rule 13d-1(c)
                              [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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--------------------                                         -------------------
CUSIP No. 009417106                   13G                     Page 2 of 10 Pages
          ---------
--------------------                                         -------------------
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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER

      SHARES                   None
                       ---------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER

      OWNED BY                 None
                       ---------------------------------------------------------
       EACH            7    SOLE DISPOSITIVE POWER

     REPORTING                 None
                       ---------------------------------------------------------
     PERSON WITH       8    SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                   [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

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--------------------                                        --------------------
CUSIP No. 009417106                   13G                    Page 3 of 10 Pages
          ---------
--------------------                                        --------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER

      SHARES                   None
                       ---------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER

      OWNED BY                 None
                       ---------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

     REPORTING                 None
                       ---------------------------------------------------------
    PERSON WITH        8    SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                   [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 009417106                    13G                   Page 4 of 10 Pages
          ---------
---------------------                                      ---------------------
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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER

      SHARES                   None
                       ---------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER

      OWNED BY                 None
                       ---------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

      REPORTING                None
                       ---------------------------------------------------------
     PERSON WITH       8    SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                   [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

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Item 1(a)    Name of Issuer:

                 Airnet Systems, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

                 3939 International Gateway
                 Columbus, OH 43219

Item 2(a)    Name of Person Filing:

                 Columbia Wanger Asset Management, L.P. ("WAM")
                 WAM Acquisition GP, Inc., the general partner of WAM
                    ("WAM GP")
                 Columbia Acorn Trust ("Acorn")

Item 2(b)    Address of Principal Business Office:

                 WAM, WAM GP, and Acorn are all located at:

                 227 West Monroe Street, Suite 3000
                 Chicago, Illinois  60606

Item 2(c)    Citizenship:

                 WAM is a Delaware limited partnership; WAM
                 GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)    Title of Class of Securities:

                 Common Stock

Item 2(e)    CUSIP Number:

                 009417106

Item 3       Type of Person:

                 (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                 (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 pages

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Item 4      Ownership (at December 31, 2003):

                 (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                      None

                 (b)  Percent of class:

                      0%

                 (c)  Number of shares as to which such person has:

                            (i) sole power to vote or to direct the vote: none

                           (ii) shared power to vote or to direct the vote: none

                          (iii) sole power to dispose or to direct the
                                disposition of: none

                           (iv) shared power to dispose or to direct disposition
                                of: none

Item 5      Ownership of Five Percent or Less of a Class:

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                 Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not Applicable

Item 8      Identification and Classification of Members of the Group:

                 Not Applicable

Item 9      Notice of Dissolution of Group:

                 Not Applicable

                               Page 6 of 10 Pages

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Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

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                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2004

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            COLUMBIA WANGER ASSET
                                            MANAGEMENT, L.P.


                                        By:  /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Senior Vice President
                                                 and Secretary

               The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        COLUMBIA ACORN TRUST


                                        By:  /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Vice President, Treasurer and
                                                 Secretary

                               Page 8 of 10 Pages

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 10, 2004 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Columbia Acorn Trust.

                               Page 9 of 10 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                Dated: February 10, 2004

                                        WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            COLUMBIA WANGER ASSET
                                            MANAGEMENT, L.P.


                                        By:  /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Senior Vice President
                                                 and Secretary


                                        COLUMBIA ACORN TRUST


                                        By:  /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Vice President, Treasurer and
                                                 Secretary

                              Page 10 of 10 pages